Exhibit 10.7

Employment Agreement Term Sheet

Name of Employee: Ping Chen

Position/Title: Managing Director, Airborne Products and Projects

Duties: See Job Description

Reporting Structure: Reports to President

Term: 3 years

Compensation:

•	Salary: initially $102,500 CAD, to be reviewed annually by the Compensation Committee of the Board of Directors for possible upward adjustment.
•	Options:
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100,000 options shall be granted to you upon execution of the employment agreement. The options shall be bound by the terms of the 2004 Stock Option Plan. These options shall have an exercise price of $0.50 CAD/share and have the maximum term allowable under the 2004 Stock Option Plan. The options shall vest 25% immediately upon execution of the employment agreement, 25% on the 6 month anniversary of the date of the employment agreement, 25% on the 1st anniversary of the date of the employment agreement and 25% on the 18 month anniversary of the date of the employment agreement.

•

Bonus: $12,500 CAD minimum guaranteed to be paid in the final pay period of 2004. For any year thereafter, any bonus shall be at the absolute discretion of the Compensation Committee of the Board of Directors.

•	Perquisites and Expenses:
•	Automobile. $350 CAD/month
•	Travel: Pay all reasonable travel and meal expenses.
•	Client Entertainment: Pay all reasonable entertainment expenses.
•	Remote Office Equipment and Expenses: Pay all reasonable purchases of remote office equipment and expenses, including telephone, internet expenses.
•	Continuing Education Expenses: Pay all reasonable education courses and expenses.
•	Benefits:
•	Medical: Equal to current benefits provided
•	Disability: Short Term and Long Term Disability benefits equal to current benefits provided.
•	Insurance: Equal to current benefits provided.

•	Vacation: 4 weeks

Termination: If terminated, entitled to 12 months' salary, bonus (based on the average of bonus payment made in the previous 2 years) and such benefits (both long and short term) as are required under applicable law. All options shall vest immediately upon cessation of employment, for any reason whatsoever, except cause; provided, however, that all such vested options shall expire 90 days after the date of cessation of employment as per the terms of the 2004 Stock Option Plan.

Non-Compete:

•	Geographic Scope: Canada and the United States
•	Period of Non-Compete: 2 years from cessation of employment.

I acknowledge and agree to the above terms of employment as of the date hereof.

/s/ Ping Chen
Ping Chen